Exhibit 99.1
FOR IMMEDIATE RELEASE

April 29, 2026

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter 2026 Operating Results

DALLAS, TEXAS, April 29, 2026 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $121.9 million for the quarter ended March 31, 2026. In comparison, for the quarters ended December 31, 2025 and March 31, 2025, the Bank reported net income of $126.2 million and $150.6 million, respectively.

Total assets at March 31, 2026 were $97.1 billion, compared with $108.5 billion at December 31, 2025. Average total assets decreased from $113.3 billion for the quarter ended March 31, 2025 to $105.1 billion for the corresponding period in 2026. The $11.4 billion decrease in total assets during the first quarter of 2026 was attributable to decreases in the Bank's advances ($6.6 billion), short-term liquidity holdings ($4.5 billion) and long-term investments ($0.4 billion), partially offset by an increase in the Bank's mortgage loans held for portfolio ($0.1 billion).

Advances totaled $44.2 billion at March 31, 2026, compared with $50.8 billion at December 31, 2025. The Bank's mortgage loans held for portfolio totaled $6.7 billion at March 31, 2026, as compared to $6.6 billion at December 31, 2025.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised of U.S. agency residential mortgage-backed securities (MBS), totaled $1.0 billion at both March 31, 2026 and December 31, 2025. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised of U.S. agency debentures and U.S. agency commercial MBS, totaled $18.9 billion at March 31, 2026, as compared to $19.3 billion at December 31, 2025.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At March 31, 2026 and December 31, 2025, the Bank's short-term liquidity holdings totaled $25.8 billion and $30.3 billion, respectively.

The Bank's retained earnings increased to $3.307 billion at March 31, 2026 from $3.227 billion at December 31, 2025. On March 24, 2026, a dividend of $41.8 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended March 31, 2026 (and, for comparative purposes, as of December 31, 2025, and for the quarters ended December 31, 2025 and March 31, 2025) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended March 31, 2026 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 780 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2026
(Unaudited, in thousands)

	March 31, 2026	December 31, 2025
Selected Statement of Condition Data:

Assets
Investments (1)	$45,709,491	$50,656,003
Advances	44,215,047	50,820,106
Mortgage loans held for portfolio, net	6,725,287	6,555,131
Cash and other assets	422,239	480,775
Total assets	$97,072,064	$108,512,015

Liabilities
Consolidated obligations
Discount notes	$27,317,808	$40,185,289
Bonds	60,190,861	57,885,556
Total consolidated obligations	87,508,669	98,070,845
Mandatorily redeemable capital stock	101,662	7,967
Other liabilities	3,196,325	3,663,332
Total liabilities	90,806,656	101,742,144
Capital
Capital stock — putable	2,752,740	3,338,359
Retained earnings	3,307,256	3,227,044
Total accumulated other comprehensive income	205,412	204,468
Total capital	6,265,408	6,769,871
Total liabilities and capital	$97,072,064	$108,512,015

Total regulatory capital (2)	$6,161,658	$6,573,370

	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Selected Statement of Income Data:
Net interest income (3)	$171,063	$176,767	$187,700
Other income	1,769	16,007	14,703
Other expense
Operating expense	29,844	28,194	28,031
Voluntary grants, subsidies, donations and AHP contributions	3,693	19,861	2,134
Other	3,735	4,470	4,864
AHP assessment	13,683	14,033	16,750
Net income	$121,877	$126,216	$150,624

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of March 31, 2026 and December 31, 2025, total regulatory capital represented 6.35 percent and 6.06 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision for credit losses.

###